Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Commonwealth Bankshares, Inc. on Form S-3 (File No. 333-123039) and Form S-8 (File No. 333-128479) of our report dated March 9, 2007, relating to the consolidated balance sheets of Commonwealth Bankshares, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Commonwealth Bankshares, Inc.

/s/ PKF Witt Mares, PLC

Norfolk, Virginia

March 15, 2007